Exhibit 99.1

China XD Plastics Announces US$100 Million Equity Investment by Morgan Stanley Private Equity Asia

HARBIN, CHINA, August 15, 2011 – China XD Plastics Company Limited (NASDAQ: CXDC, “China XD Plastics” or the “Company”), one of China’s leading players engaged in the development, manufacture, and sales of modified plastics primarily for automotive applications, today announced that Morgan Stanley Private Equity Asia ("MSPEA"), one of the leading private equity investors in Asia, has agreed to make a US$100 million equity investment for a significant minority ownership stake in the Company, subject to certain customary closing conditions. The investment by MSPEA will help China XD Plastics to expand and further upgrade its production capabilities.

Under the terms of the transaction, MSPEA will purchase redeemable convertible preferred shares of the Company at an aggregate purchase price of US$100 million. The redeemable convertible preferred shares are convertible into common stock of the Company at an initial conversion price of US$6.25 per share, subject to customary anti-dilution adjustments. Holders of the redeemable convertible preferred shares will participate in common stock dividends on an as-converted basis. In connection with the transaction, MSPEA will designate two members to be elected to the board of directors of the Company (the “Board”), and the number of directors constituting the Board will be increased from seven to nine. Six of the nine directors will be considered independent for the Board under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

“We are delighted to announce our partnership with MSPEA and believe that this investment reflects their confidence in the quality of our business and the significant growth prospects of our market,” said Mr. Jie Han, Chairman and CEO of China XD Plastics. “This investment will enable us to accelerate our domestic capacity expansion and production line upgrade plans and invest in developing new products to better satisfy the demand for our products in the market. MSPEA brings international best practices and financial and capital markets expertise as well as a track record of over 18 years of success in guiding and supporting companies to achieve their strategic and financial goals. Our management team looks forward to working closely with MSPEA to further strengthen our position as an industry leader.”

Mr. Ed Huang, a Managing Director of Morgan Stanley Private Equity Asia, stated, “MSPEA has a disciplined strategy of investing in market-leading businesses with high-quality management teams and compelling competitive advantages. We see the automotive modified plastics market in China as having attractive long-term growth prospects and China XD Plastics as having established itself as a strong and leading player in this space. We are impressed by the Company’s product development and production management capabilities as well as its experienced management team. We look forward to being a long-term partner and shareholder of China XD Plastics.”

China has grown rapidly to become the largest automobile market in the world and continues to experience significant and growing demand for high-quality modified plastics. China XD Plastics is one of the largest domestic modified plastics players in China, with 165,000 tons of production capacity and one of the largest portfolios of product certifications in the automotive modified plastics industry, achieving 193 product certifications, as of June 30, 2011.

In a separate press release issued today, the Company announced second quarter earnings results.

About China XD Plastics Company Limited
China XD Plastics Company Limited, through its wholly-owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and sells modified plastics, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of more than 70 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company's wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of June 30, 2011, 193 of Xinda's products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

About Morgan Stanley Private Equity Asia
Morgan Stanley Private Equity Asia ("MSPEA") is one of the leading private equity investors in Asia Pacific, having invested in the region for over 18 years. The team has invested approximately US$1.8 billion in Asia, primarily in structured minority investments and control buyouts in profitable, growth-oriented companies. MSPEA has an experienced investment team led by senior professionals with extensive networks, in-depth market knowledge and the ability to apply international investment principles within each local context. MSPEA has offices located in Hong Kong, Shanghai, Mumbai, Seoul, Tokyo and New York.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Company's business and operations; the Company's ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts

(Investors/Analysts)

China XD Plastics
Mr. Taylor Zhang, CFO
Phone: +1-212-747-1118
Email: cxdc@chinaxd.net

(Media)

Morgan Stanley
Matt Burkhard (New York)
Vice President
Phone: +1-212-761-2444
Email: matt.burkhard@morganstanley.com

Noel Cheung (Hong Kong)
Vice President
Phone: +852-9090-5165
Email: noel.c.cheung@morganstanley.com

FD for China XD Plastics
Daniel DelRe (New York)
Phone: +1-212-850-5724
Email: daniel.delre@fd.com

Mark Walters (Hong Kong)
Phone: +852-3716-9838
Email: mark.walters@fd.com

Mingxia Li (Beijing)
Phone: +86-10-8591-1060
Email: mingxia.li@fd.com